Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated August 20, 2008, with respect to the consolidated balance sheets of Open Text Corporation as of June 30, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2008, and the effectiveness of Open Text Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Open Text Corporation for the year ended June 30, 2008, and to the references to us under the headings “Experts” and “Selected Historical Consolidated Financial Data of Open Text” in the Prospectus, which is part of this Registration Statement. Our report on the consolidated financial statements includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ KPMG LLP, Licensed Public Accountants

Toronto, Ontario

May 25, 2009